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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to
                File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                          Commission File No. 0-25978

                          Therapeutic Antibodies Inc.
             (Exact name of registrant as specified in its charter)

                       1207 17th Avenue South, Suite 103
                           Nashville, Tennessee 37212
                                 (615) 327-1027
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.001 par value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]        Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)     [ ]        Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)      [ ]        Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)     [ ]        Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, Protherics Inc., which Therapeutic Antibodies Inc. merged with and into, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: September 15, 1999              PROTHERICS INC.



                                       By: /s/ Andrew J. Health
                                           -------------------------------
                                           Andrew J. Health, M.D., Ph.D.
                                           President and Chief Executive Officer